UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 29, 2013

SUMMER ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35496	20-2722022
(Commission File Number)	(I.R.S. Employer Identification No.)

800 Bering Drive, Suite 260
Houston, Texas 77057
(Address of principal executive offices)

(713) 375-2790
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On August 29, 2013, Summer Energy Holdings, Inc. a Nevada corporation (the “Company”) entered into two separate but identical Agreements to Assist with Credit Facility (each an “Agreement” and collectively the “Agreements”) with Tom O’Leary (“O’Leary”), a director of the Company, and Neil Leibman (“Leibman”), also a director and President and Chief Executive Officer of the Company, whereby O’Leary and Leibman would act as sureties and personal guarantors with respect to $826,000 ($413,000 each) of the Company’s depository requirements, consisting of a line of credit from a financial institution and certain extensions of credit by critical vendors that are necessary for the Company to carry out its business.  The Agreements each have a term of five (5) years.   Given that each of the two individuals (each of O’Leary and Leibman are referred to as an “Assisting Party” and, together as the “Assisting Parties”) entering into the 2013 Credit Facility Agreements is a member of the Company’s board of directors, the transaction was approved by the disinterested members of the board of directors.

As consideration for each Assisting Party agreeing to act as surety and personal guarantor of $413,000 of the Company’s critical depository requirements, the Company agreed that each Assisting Party would be issued 413,000 shares of a newly authorized Series A Preferred Stock (the “Series A Preferred”).

On August 28, 2013, the Company filed a Certificate of Designation of Rights with respect to the Series A Preferred.   The Series A Preferred entitles holders thereof to receive a dividend payable in cash or common stock at an annual rate of 12% of the Deemed Original Issue Price. The “Deemed Original Issue Price” of the Series A Preferred for purposes of calculating the Series A Preferred dividend is $1.00 per share which the board of directors of the Company has determined represents the estimated fair market value as of the date of grant.   The Series A Preferred dividend shall be payable, at the Company’s option, in cash or by the issuance of common stock ten (10) days following the end of  each calendar quarter, or portion thereof.

Unless the Company has received the approval of the holders of a majority of the Series A Preferred then outstanding, the Company shall not: (i) increase or decrease the authorized number of shares of Series A Preferred; (ii) authorize or designate any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting, dividends or with respect to any other rights or privileges, or any increase in the authorized or designated number of any such new class or series; (iii) alter or change the rights, preferences or privileges of Series A Preferred; or (iv) liquidate or wind-up the business and affairs of the Company or effect any Liquidation Event, as defined in the Certificate of Designation.

Upon the occurrence of any Liquidation Event (as defined in the Certificate of Designation), before any distribution or payment will be made to the holders of Common Stock, the holders of Series A Preferred will be entitled to be paid out of the assets of the Company an amount equal to the amount of cash paid for the shares of Series A Preferred plus the amount, if any, of debt of the Company paid or discharged by the holders of Series A Preferred on behalf of the Company pursuant to guaranties by the holders of Series A Preferred (the “Series A Liquidation Preference”).  After payment of the full Series A Liquidation Preference, the holders of shares of Series A Preferred will participate with holders of shares of Common Stock as though each share of Series A Preferred was one share of Common Stock.

The Series A Preferred shares are not convertible into Common Stock or any other security.  Pursuant to each of the Agreements, upon the earliest to occur of the following: (i) five (5) years from the date of the Agreements, or (ii) at such time as the Assisting Party is fully released from its obligations under any credit facility obtained by the Company pursuant to the Assisting Party’s guarantee, the Company shall have the right to purchase all outstanding shares of Series A Preferred held by such Assisting Party in exchange for the granting of a five (5) year option to purchase shares of the Company’s common stock at an exercise price of $1.50 per share.  The number of shares of common stock covered by such option shall be calculated on the basis of an option to purchase one (1) share of common stock for each 2.7533 shares of Series A Preferred purchased by the Company.

The foregoing is only a brief description of the material terms of the Agreements and the Certificate of Designation, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the full text of each document.  Copies of the Form of Agreement and the Certificate of Designation are attached as Exhibits 3.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”).  The Agreements were entered into with, and the issuance of the Series A Preferred was to, “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuance did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the Assisting Parties; the Company obtained representations from each of the Assisting Parties regarding its investment intent, experience and sophistication; and each Assisting Party either received or had access to adequate information about the Company in order to make an informed investment decision.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
3.1	Certificate of Designation
10.1	Form of Agreement to Assist with Credit Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 4, 2013

SUMMER ENERGY HOLDINGS, INC.

By: /s/ Jaleea P. George
Jaleea P. George
Chief Financial Officer